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UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 2 )*	OMB APPROVAL OMB Number: 3235-0145 Expires: October 31, 2002 Estimated average burden hours per response. . . 14.90
DOT HILL SYSTEMS CORP.

(Name of Issuer)
COMMON STOCK, $.001 PAR VALUE PER SHARE

(Title of Class of Securities)
25848T109
(CUSIP Number)
DECEMBER 31, 2001

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)

        / /      Rule 13d-1(c)

        /x/      Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

        Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.            25848T109

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
WILLIAM R. SAUEY No.:

2.	CHECK THE APPROPRIATE BOX IF A	(a)	/ /
	MEMBER OF A GROUP*	(b)	/ /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5.	SOLE VOTING POWER
1,351,293(1)

		6.	SHARED VOTING POWER
0

		7.	SOLE DISPOSITIVE POWER
1,351,293(1)

		8.	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,464,862(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
9.8%

12.	TYPE OF REPORTING PERSON*
IN

(1)
Includes 47,917 shares issuable to Reporting Person upon exercise of options to purchase common stock within 60 days of December 31, 2001.

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.            25848T109

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
FLAMBEAU CORPORATION No.:

2.	CHECK THE APPROPRIATE BOX IF A	(a)	/ /
	MEMBER OF A GROUP*	(b)	/ /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
WISCONSIN

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5.	SOLE VOTING POWER
655,876

		6.	SHARED VOTING POWER
0

		7.	SOLE DISPOSITIVE POWER
655,876

		8	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
655,876

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.7%

12.	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.            25848T109

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
FLAMBEAU PRODUCTS CORPORATION No.:

2.	CHECK THE APPROPRIATE BOX IF A	(a)	/ /
	MEMBER OF A GROUP*	(b)	/ /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5.	SOLE VOTING POWER
393,618

		6.	SHARED VOTING POWER
0

		7.	SOLE DISPOSITIVE POWER
393,618

		8.	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
393,618

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.6%

12.	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.            25848T109

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
SEATS, INC. No.:

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ /
	MEMBER OF A GROUP*	(b)	/ /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
WISCONSIN

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5.	SOLE VOTING POWER
64,075

		6.	SHARED VOTING POWER
0

		7.	SOLE DISPOSITIVE POWER
64,075

		8.	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
64,075

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.3%

12.	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.            25848T109

Item 1.

  (a)
  Name of Issuer:

      DOT HILL SYSTEMS CORP.

  (b)
  Address of Issuer's Principal Executive Offices:

      6305 EL CAMINO REAL
      CARLSBAD, CA 92009

Item 2.

  (a)
  Name of Person Filing:

      WILLIAM R. SAUEY
      FLAMBEAU CORPORATION
      FLAMBEAU PRODUCTS CORPORATION
      SEATS, INC.

  (b)
  Address of Principal Business Office or, if none, Residence:

      WILLIAM R. SAUEY :
      NORDIC GROUP OF COMPANIES LTD
      414 BROADWAY
      SUITE 200
      BARABOO, WI 53913

      FLAMBEAU CORPORATION:
      801 LYNN AVE, BARABOO, WI 53913

      FLAMBEAU PRODUCTS CORPORATION:
      1591 VALPLAST RD, MIDDLEFIELD, OH 44062

      SEATS, INC.:
      1515 INDUSTRIAL ST, REEDSBURG, WI 53959

  (c)
  Citizenship

      WILLIAM R. SAUEY : UNITED STATES

      FLAMBEAU CORPORATION, SEATS, INC:
      PLACE OF ORGANIZATION: WISCONSIN

      FLAMBEAU PRODUCTS CORPORATION:
      PLACE OF ORGANIZATION: OHIO

  (d)
  Title of Class of Securities:

      COMMON STOCK, $ .001 PAR VALUE PER SHARE

  (e)
  CUSIP Number: 25848T109

CUSIP No.            25848T109

Item 3.    If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

        NOT APPLICABLE

Item 4.    Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

  (a)
  Amount Beneficially Owned:

WILLIAM R. SAUEY FLAMBEAU CORPORATION FLAMBEAU PRODUCTS CORPORATION SEATS, INC.	2,464,862(1) 655,876 393,618 64,075
  (b)
  Percent of Class:

WILLIAM R. SAUEY FLAMBEAU CORPORATION FLAMBEAU PRODUCTS CORPORATION SEATS, INC.	9.8% 2.7% 1.6% 0.3%
  (c)
  Number of shares as to which such person has:

  (i)
  Sole power to vote or to direct the vote:

WILLIAM R. SAUEY FLAMBEAU CORPORATION FLAMBEAU PRODUCTS CORPORATION SEATS, INC.	1,351,293(1) 655,876 393,618 64,075
    (ii)
    Shared power to vote or to direct the vote:

WILLIAM R. SAUEY FLAMBEAU CORPORATION FLAMBEAU PRODUCTS CORPORATION SEATS, INC.	0 0 0 0
(1)
Includes 47,917 shares issuable to Reporting Person upon exercise of options to purchase common stock within 60 days of December 31, 2001.

  CUSIP No.            25848T109

    (iii)
    Sole power to dispose or to direct the disposition of:

WILLIAM R. SAUEY FLAMBEAU CORPORATION FLAMBEAU PRODUCTS CORPORATION SEATS, INC.	1,351,293(1) 655,876 393,618 64,075
    (iv)
    Shared power to dispose or to direct the disposition of:

WILLIAM R. SAUEY FLAMBEAU CORPORATION FLAMBEAU PRODUCTS CORPORATION SEATS, INC.	0 0 0 0

Item 5.    Ownership of Five Percent or Less of a Class

        NOT APPLICABLE

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

        NOT APPLICABLE

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        NOT APPLICABLE

Item 8.    Identification and Classification of Members of the Group

        NOT APPLICABLE

Item 9.    Notice of Dissolution of a Group

        NOT APPLICABLE

Item 10.    Certification

        NOT APPLICABLE

EXHIBIT A: Joint Filing Statement

CUSIP No.            25848T109

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FEBRUARY 14, 2002 Date
/s/ William R. Sauey Signature
William R. Sauey Name/Title
FLAMBEAU CORPORATION
/s/ William R. Sauey Signature
William R. Sauey / Chairman of the Board of Directors, Flambeau Corporation Name/Title
FLAMBEAU PRODUCTS CORPORATION
/s/ William R. Sauey Signature
William R. Sauey / Chairman of the Board of Directors, Flambeau Products Corporation Name/Title
SEATS, INC.
/s/ William R. Sauey Signaturw
William R. Sauey / Chairman of the Board of Directors, Seats, Inc. Name/Title

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits.

See §§240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No.            25848T109

EXHIBIT A

JOINT FILING STATEMENT

        Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:	FEBRUARY 14, 2002
WILLIAM R. SAUEY
By:	/s/ William R. Sauey
William R. Sauey
FLAMBEAU CORPORATION
By:	/s/ William R. Sauey
William R. Sauey, Chairman of the Board of Directors
FLAMBEAU PRODUCTS CORPORATION
By:	/s/ William R. Sauey
William R. Sauey, Chairman of the Board of Directors
SEATS, INC.
By:	/s/ William R. Sauey
William R. Sauey, Chairman of the Board of Directors

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SIGNATURE
EXHIBIT A JOINT FILING STATEMENT